Exhibit 4.5

SECURITIES ACCOUNT CONTROL AGREEMENT

(No Multi-Advisor Funds Allowed in Account)

Dated as of April 7, 2017

This Control Agreement (as modified from time to time, the "Agreement"), is by and among:

Cornelis F. Wit, not individually but as trustee under trust agreement dated April 24, 2012, and known as the Cornelis F. Wit Revocable Living Trust, a trust organized under the laws of the State of Florida, as debtor ("Debtor"), with debtor's principal address at 2101 West Commercial Boulevard, Suite 3500 Fort Lauderdale, FL 33309, (individually and collectively, whether one or more, "Debtor");

The Northern Trust Company, an Illinois banking corporation, in its capacity as secured party, with an address at 600 Brickell Avenue Suite 2400, Miami, FL 33131, ("Secured Party"); and

The Northern Trust Company, in its capacity as intermediary with respect to the "Account" referenced below, with an address at 50 South LaSalle Street, Chicago, Il., 60603 ("Intermediary").

For purposes hereof, "Party(ies)" means, individually and collectively, Debtor, Intermediary and Secured Party.

PREAMBLE:

Debtor has granted to Secured Party a security interest in a secur1t1es account and assets therein maintained by Intermediary for Debtor. The Parties are entering into this Agreement to perfect Secured Party's security interest in the securities account and assets therein pursuant to a pledge or other collateral agreement between Debtor and Secured Party only, as amended, restated, renewed or replaced from time to time (the "Pledge Agreement").

For valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties agree:

1.     USE OF TERMS. Terms defined in the Uniform Commercial Code of the State of Florida, as amended from time to time (the "UCC"), shall have the same meanings in this Agreement as in the UCC, unless such terms are otherwise defined herein or the context requires otherwise. However, no amendment to the UCC after the date hereof shall limit any rights of intermediary or Secured Party hereunder or in connection herewith. This Agreement shall be governed by the internal laws of the State of Florida without reference to the conflict of laws principles of the laws of such State. Intermediary agrees that its jurisdiction for purposes of this Agreement is Florida. As used in this Agreement, unless otherwise specified: the term "person" means any individual, corporation, company, limited liability company, voluntary association, partnership, trust, estate, unincorporated organization, other entity, or government (or any agency, instrumentality, or political subdivision thereof); the term "including" means "including without limitation;" the term "days" means "calendar days"; and terms such as "herein," "hereof' and words of similar import refer to this Agreement as a whole. Unless the context requires otherwise, wherever used herein the singular shall include the plural and vice versa, and the use of one gender shall also denote the others. Captions herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof; references herein to sections or provisions without reference to the document in which they are contained are references to this Agreement.

2.     ACCOUNT. Intermediary represents, warrants and agrees in favor of Secured Party that:

(a)     Intermediary maintains a securities account number(s) XX-XXXXX, XX-XXXXX for Debtor in Debtor's name or such other designation as Intermediary may require (together with any successor or replacement account(s), individually and collectively, and also (unless the context requires otherwise) together with security entitlements, investment property, financial assets and other assets now or hereafter held in such account(s), the "Account") (for convenience of reference, the term "Account Asset(s)" means the security entitlements, investment property, financial assets and other assets now or hereafter held in the Account).

(b)     Intermediary is not aware: (i) of any claim to or interest in the Account except for claims and interests of the Parties hereto; or (ii) that any third party has a right to give an entitlement order regarding any Account Assets.

(c)     Intermediary agrees to treat all property credited to the Account, and all other rights of Debtor against intermediary arising out of the Account, including any free credit balances, as "financial assets" under the UCC.

3.     DIRECT HOLDINGS OF CERTIFICATED AND UNCERTIFICATED SECURITIES.

(a)     This Section applies to: (i) certificated securities (if any) in the Account registered in the name of, payable to the order of, or specially indorsed to Debtor, and which have not been subsequently indorsed to Intermediary or in blank; and (ii) uncertificated securities (if any) therein which are registered in Debtor's name on the issuer's books. This Section supplements any actions by or rights of Intermediary pursuant to any agreement between Intermediary and Debtor governing the Account.

(b)     As to any such certificated securities in the Account:

(i)     Debtor agrees to deliver to Intermediary the related certificates and to execute and deliver to Intermediary stock or bond powers in blank plus other related documents, all in such form as Secured Party or intermediary request.

(ii)     Secured Party and Intermediary may at any time take such other actions as they deem necessary or appropriate, including: (A) appointment of sub-agents or depositories to retain physical possession of such certificates, which may in Secured Party's discretion be held in the name of Secured Party, any such sub- agent or depository, or any nominee of the foregoing; (B) transferring such certificates into a "pledge position" or the like at any such sub-agent or depository; and (C) exchanging certificates for certificates of smaller or larger denominations.

(c)     As to any such uncertificated securities in the Account:

(i)     Debtor agrees to execute and deliver, and to cause the issuer of such uncertificated securities to execute and deliver, to Secured Party a control agreement in such form as Secured Party may require, in addition to this Control Agreement.

(ii)     Secured Party and intermediary may at any time cause such securities to be registered in Intermediary's, Secured Party's or street name, or the like.

(d)     Without limiting Secured Party's and Intermediary's rights under (a)-(c) or any other provision hereof or of the Pledge Agreement regarding the Account: (i) Debtor agrees (and authorizes Secured Party and Intermediary) to take or cause to be taken such actions, and execute or cause to be executed such documents and instruments, in connection with Secured Party's security interest in such certificated and uncertificated securities as Secured Party or Intermediary may reasonably require; and (ii) Debtor hereby appoints Secured Party and Intermediary as Debtor's attorneys-in-fact, which appointment is and shall be deemed to be irrevocable and coupled with an interest, for purposes of performing acts and signing and delivering any document or instrument on behalf of Debtor in order to effectuate this Section. Debtor immediately will reimburse Secured Party and Intermediary for all expenses so incurred. Debtor directs the issuers of, or any depository, registrar, transfer agent or similar party with respect to any of, such securities to accept the provisions hereof (without inquiry of any kind) as conclusive evidence of the right of Secured Party and Intermediary to take any action referenced above, and agrees to hold them harmless for doing so, notwithstanding any notice or direction to the contrary previously or hereafter given by Debtor or any other person.

(e)     Even if under the UCC or other applicable law Debtor is treated as holding such certificated and uncertificated securities directly rather than as having a security entitlement with respect thereto: (i) Debtor shall be deemed to have directed Intermediary to, and Intermediary acknowledges and agrees that it does and will, hold all such securities and any certificates or other documents and instruments representing them for the benefit of Secured Party; and (ii) such securities shall be subject to the other terms hereof, as in the case of other Account Assets.

4.     CONTROL. Subject to the Sections hereof entitled "MULTI-ADVISOR FUNDS" and "NT CORP STOCK AND COMMINGLED FUNDS," Intermediary agrees to comply with all entitlement orders originated by Secured Party as to the Account without further consent by Debtor. As to any commodities constituting part of the Account, Secured Party agrees to apply any value distributed on any commodity contract as directed by Secured Party without further consent of Debtor.

5.     SUBORDINATION BY INTERMEDIARY; NO MARGIN OR THIRD-PARTY LOANS OR LIENS. Intermediary subordinates in favor of Secured Party any security interest, lien or right of setoff Intermediary may have, now or in the future, against the Account or Account Assets, except that Intermediary will retain its prior lien on the Account to secure payment for assets purchased for the Account and normal commissions and fees for the Account. Intermediary agrees not to consent to or effect or permit any margin or other borrowing against the Account except from Secured Party. Intermediary will not agree with any third party that Intermediary will comply with entitlement orders originated by the third party as to the Account.

6.     ACCOUNT ACTIVITY.

(a)     Until Secured Party delivers to Intermediary a "Notice of Exclusive Control" (as defined below):

(i)     Debtor will have full authority to exercise voting rights with respect to Account Assets;

(ii)     Debtor may trade Account Assets within the Account; and

(iii)     Intermediary shall if Debtor requests remit to Debtor, and Debtor may receive and retain, interest and regular cash dividends on Account Assets.

Notwithstanding the foregoing portion of this (a), Debtor may not terminate or re-title the Account.

(b)     Except with the prior consent of Secured Party, intermediary will not comply with any entitlement order, request for withdrawal or other direction originated by Debtor that would: (i) require Intermediary to make a free delivery of Account Assets to Debtor or any other person; or (ii) result in a withdrawal or distribution from the Account except of interest and regular cash dividends.

(c)     Secured Party may at any time give Intermediary a notice that Secured Party will exercise exclusive control over the Account (each, a "Notice of Exclusive Control") in the form of Exhibit A or another form acceptable to Intermediary. Upon receipt of a Notice of Exclusive Control:

(i)     Intermediary will stop: (A) complying with any exercise by Debtor of voting rights with respect to the Account; (B) complying with trading directions from Debtor with respect to the Account; and (C) distributing to Debtor interest and regular cash dividends on Account Assets; and

(ii)     without limiting the Section entitled "CONTROL," Secured Party may exercise any and all trading, withdrawal, distribution, voting and other rights with respect to the Account.

(d)     As between Debtor and Secured Party only, Secured Party agrees that, unless an "Event of Default" or ''Unmatured Event of Default" (as defined in the Pledge Agreement) has occurred and is continuing or would be caused by any action of Debtor, Secured Party will:

(i)     not give intermediary a Notice of Exclusive Control; and

(ii)     direct Intermediary to: (A) permit Debtor to make withdrawals from (including "free deliveries" out of ) and trade Account Assets within the Account, and to exercise voting rights with respect to Account Assets; and (B) distribute to Debtor interest and regular cash dividends on Account Assets.

7.     ACCOUNT INFO. Intermediary will send copies of statements for the Account simultaneously to Debtor and Secured Party, and will promptly provide Secured Party such other information concerning the Account as Secured Party may request. Intermediary will use reasonable efforts to notify Secured Party and Debtor promptly if any other person claims that it has a property or security interest in the Account.

8.     INTERMEDIARY RESPONSIBILITY.

(a)     Except for permitting a withdrawal, delivery or payment in violation of this Agreement, Intermediary will not be liable to Secured Party for complying with entitlement orders from Debtor that are received by intermediary before Intermediary receives and has a reasonable opportunity to act on a Notice of Exclusive Control. Intermediary will not be liable to Debtor for complying with a Notice of Exclusive Control, entitlement order or other direction originated by Secured Party, even if Debtor notifies Intermediary that Secured Party is not legally entitled to issue the entitlement order, Notice of Exclusive Control or other direction. intermediary need not investigate whether Secured Party is entitled to give an entitlement order, Notice of Exclusive Control or other direction.

(b)     Intermediary shall not: (i) be deemed to have knowledge of an event that would entitle Secured Party to exercise exclusive control over the Account until Intermediary has received a

Notice of Exclusive Control and has had a reasonable opportunity to act on such Notice of Exclusive Control; (ii) be responsible for the use that Debtor or Secured Party make of any withdrawn assets or funds; or (iii) be required to monitor the value of the Account.

(c)     Intermediary shall not be subject to, nor obliged to recognize, the Pledge Agreement or any other agreement governing the rights or duties of the other Parties hereto even though reference thereto may be made in this Agreement.

(d)     Intermediary may disregard any and all notices or instructions received from any source except only such notices or instructions as are specifically provided for in this Agreement. If Intermediary believes in good faith that any property held pursuant to this Agreement is subject to any order, judgment, decree, injunction, notice of levy or other request for transfer of funds from a tax authority, or other judicial or administrative process (individually and collectively, "Government Order(s)"), Intermediary may comply with any such Government Order without liability to any person, even though: (i) such Government Order may later be cancelled, released, reversed, modified, vacated or the like; and (ii) Intermediary has received a Notice of Exclusive Control.

(e)     Intermediary shall not be responsible for any losses incurred in, or tax or other consequences of, liquidating securities or other property to satisfy a distribution request hereunder, or in taking any other action permitted to Intermediary hereunder.

(f)     Intermediary shall be fully protected in relying without investigation upon any notice, demand, certificate or other document it in good faith believes to be genuine, as to the truth and accuracy of the statements made therein, the identity and authority of the persons executing the same, and the validity of any signature thereon. Intermediary may consult inside or outside counsel of its own choosing regarding its duties in connection herewith, and reliance on the advice of such counsel shall fully protect Intermediary.

(g)     Intermediary shall not be liable for any act taken or omitted by it under this Agreement in good faith and in the exercise of its own best judgment. Intermediary shall not be: (i) liable to any person for punitive, special, indirect or consequential damages of any kind, even if advised of the possibility thereof; or (ii) responsible for any delay in performance, or non-performance, of any obligation hereunder to the extent that the same is due to circumstances beyond its control or constitutes force majeure at law or in equity, including equipment or communication malfunction.

9.     INDEMNITY. DEBTOR AGREES TO INDEMNIFY INTERMEDIARY, ITS OFFICERS, DIRECTORS EMPLOYEES, AND AGENTS AGAINST ALL CLAIMS, LOSSES, LIABILITIES AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES AND DISBURSEMENTS), ARISING OUT OF TIDS AGREEMENT, EXCEPT TO THE EXTENT SUCH ARE CAUSED BY INTERMEDIARY'S GROSS NEGLIGENCE OR WILFUL MISCONDUCT. SECURED PARTY AGREES TO INDEMNIFY INTERMEDIARY, ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS AGAINST ALL CLAIMS, LOSSES, LIABILITIES AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES AND DISBURSEMENTS) ARISING OUT OF ITS ACTIONS PURSUANT TO TIDS AGREEMENT, EXCEPT TO THE EXTENT SUCH ARE CAUSED BY INTERMEDIARY'S GROSS NEGLIGENCE OR WILFUL MISCONDUCT.

10.     TERMINATION. This Agreement shall remain in effect notwithstanding that at any particular time there shall be no obligations outstanding secured hereby. Secured Party may terminate this Agreement by notice to Intermediary and Debtor. Intermediary may terminate this Agreement and close the Account on at least thirty days' prior notice to Secured Party and Debtor, whereupon Intermediary shall transfer all assets in the Account to Secured Party or as Secured Party directs in writing. The Sections hereof entitled "INTERMEDIARY RESPONSIBILITY" and "INDEMNITY" will survive any termination of this Agreement.

11.     WHAT IS PARTIES' AGREEMENT; TIDS PREVAILS OVER ACCOUNT AGREEMENT. This Agreement is the entire agreement, and supersedes any prior agreements and contemporaneous oral agreements, of the Parties concerning its subject matter. No amendment hereto or waiver of a right hereunder will be binding unless it is in writing and signed by the Party to be charged. This Agreement shall prevail to the extent of any conflict or inconsistency over any account or other agreement between Intermediary and Debtor pertaining to the Account.

12.     NOTICES. Except as and if otherwise provided herein, all notices, requests and demands to or upon the respective Parties pursuant hereto shall be in writing and shall deemed to have been given or made five business days after a record has been deposited in the mail, postage prepaid, or one business day after a record has been deposited with a recognized overnight courier, charges prepaid or to be billed to the sender, or on the day of delivery if delivered manually with receipt acknowledged, in each case addressed or delivered:

(a)     if to Secured Party to The Northern Trust Company, Attention: Credit Administration Team, XX-XX-XX-XX, 50 South LaSalle, Chicago, IL 60603, with a copy to Gregory J. Werra, Vice President, 600 Brickell Avenue Suite 2400, Miami, FL 33131; and

(b)     if to Debtor to its address indicated in the preamble hereto; and

(c)     if to Intermediary to its address indicated in the preamble hereto;

or to such other address as may be hereafter designated in writing by the respective Parties hereto by a notice in accord with this Section.

13.     MISCELLANEOUS. This Agreement shall bind and inure to the benefit of the Parties and their respective heirs, trustees (including successor and replacement trustees), executors, personal representatives, successors and assigns, except that neither Debtor nor intermediary may transfer or assign any rights or obligations hereunder without the prior written consent of Secured Party. If there shall be more than one person or entity constituting Debtor, each of them shall be primarily, jointly and severally liable for all obligations of Debtor hereunder. This Agreement may be executed in two or more counterparts, and by each Party on separate counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement, whether with or without the remainder hereof, by facsimile or in electronic (e.g., "pdf'' or "tif'') format shall be effective as delivery of a manually executed counterpart hereof. Time is of the essence in the performance of all obligations under this Agreement. This Agreement is, and is intended to take effect as, an instrument under seal. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity without invalidating the remainder of such provision, the applicability of such provision in any other instance, or the remaining provisions of this Agreement. To the maximum extent permitted by applicable law, Secured Party and intermediary are each hereby authorized by Debtor without notice to Debtor to fill in any blank spaces and dates herein or in any related document to conform to the terms of the transaction and/or understanding evidenced hereby. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTJES AS TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS,

OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

14.     MULTI-ADVISOR FUNDS. Notwithstanding any other provision hereof:

(a)     For purposes of this Agreement:

"Multi-Advisor Funds" means the ownership interests of Debtor in the Multi-Advisor Trust existing pursuant to the Multi-Advisor Fund Declaration.

"Multi-Advisor Fund Declaration" means the Restated Declaration of Trust of Northern Trust Multi-Advisor Funds dated August 1, 2011, as amended, restated, or replaced from time to time, and related documents.

(b)     Debtor agrees not to hold any Multi-Advisor Funds in the Account.

15.     NT CORP STOCK AND COMMINGLED FUNDS. Notwithstanding any other provision hereof:

(a)     For purposes of this Agreement; "NT Corp Stock" means stock or other equity interests in Northern Trust Corporation; and "Commingled Funds" means interests in so-called "common funds" and "collective funds," which are maintained by a bank or trust company. Commingled Funds are not mutual funds.

(b)     The "Collateral" (as defined in the Pledge Agreement) shall not include NT Corp Stock or Commingled Funds.

(c)     Debtor may not direct or authorize Intermediary to sell or otherwise dispose of any other securities or assets now or hereafter in the Account in order to purchase additional NT Corp Stock (whether or not held in the Account) except with the express prior written consent of Secured Party delivered to Intermediary. Likewise, additional NT Corp Stock may be added to the Account with funds not part of or proceeds of the Account only with the express prior written consent of Secured Party delivered to Intermediary. As between Debtor and Secured Party only, Secured Party agrees in each case to grant such consent if after such purchase or addition Debtor will be in compliance with any "Minimum Liquidity Balance" requirement set forth in the Pledge Agreement, and no Event of Default or Unmatured Event of Default will have occurred and be continuing.

(d)     Debtor agrees not to hold any Commingled Funds in the Account unless Secured Party (in its capacity as such) specifically consents to such holding in writing.

16.     NO PUNITIVE DAMAGES. NO PARTY HERETO MAY SEEK OR RECOVER PUNITIVE DAMAGES IN ANY PROCEEDING BROUGHT UNDER OR IN CONNECTION WITH TIDS AGREEMENT OR ANY RELATED DOCUMENT. TIDS PROVISION IS A MATERIAL INDUCEMENT TO SECURED PARTY TO EXTEND CREDIT SECURED BY THE COLLATERAL.

17.     AUTHORIZATION TO RECORD PHONE CALLS. FOR ITSELF AS WELL AS ITS AGENTS, DIRECTORS, EMPLOYEES, MANAGERS, MEMBERS, OFFICERS, OR PARTNERS, AS APPLICABLE, EACH PARTY IRREVOCABLY CONSENTS TO ANY

PARTY'S RECORDING OF ANY TELEPHONE CONVERSATION PERTAINING TO TIDS AGREEMENT.

18.     ANTI-TERRORISM LAW.

(a)     For purposes of this Section:

"Anti-Terrorism Law" means any law relating to terrorism or money-laundering, including Executive Order No. 13224 and the USA Patriot Act.

"Executive Order No. 13224" means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.

"Prohibited Person" means: (i) a person that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (iii) a person with whom Secured Party is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a person who commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224; (v) a person that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or at any replacement website or at any other official publication of such list; and (vi) a person who is affiliated with a person described in clauses (i)- (v) above.

"USA Patriot Act" means the "Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001" (Public Law 107-56, signed into law on October 26, 2001 ), as amended from time to time.

(b)     Each Party hereby notifies the other Parties that, pursuant to the requirements of the USA Patriot Act, such Party may be required to obtain, verify and record information that identifies the other Parties, which information may include the name and address of such other Parties and other information that will allow such Party to identify the other Parties in accord with the USA Patriot Act. Each Party hereby agrees to take any action necessary to enable the other Parties to comply with the requirements of the USA Patriot Act.

(c)     Each Party covenants, represents and warrants to and in favor of the other Parties as follows:

(i)     Such Party is not and, to the best of such Party's knowledge, will not be in violation ofany Anti-Terrorism Law.

(ii)     Such Party is not, and, to the best of such Party's knowledge, will not be a Prohibited Person.

(iii)     Such Party does not: (A) conduct any business or engage in any transaction or dealing with any Prohibited Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (B) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order

No. 13224; or (C) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(iv)     Such Party will not engage in any of the activities described in (iii) of this subsection (c) in the future.

(vi)     Such Party will deliver to the other Parties any certification or other evidence requested from time to time by the other Parties in their sole reasonable discretion, confirming such Party's compliance with this Section.

(vii)     Such Party has implemented procedures, and will consistently apply those procedures while this Agreement is in effect, to ensure that the representations and warranties in this Section remain true and correct while this Agreement is in effect.

19.     JURISDICTION AND VENUE. Except as and if otherwise specifically agreed in any related document (such as a mandatory arbitration provision in an agreement covering the Account between Debtor and Intermediary), and only as to suits, actions or other proceedings pertaining to such related document, the Parties hereto:

(a)     agree irrevocably that all suits, actions or other proceedings with respect to, arising out of or in connection with this Agreement or any related document shall be subject to litigation in courts having situs within or jurisdiction over Miami Dade County, State of Florida; and

(b)     consent and submit to the jurisdiction of any such court; and

(c)     waive any right to transfer or change the venue of any suit, action or other proceeding brought in accordance with this Section, or to claim that any such proceeding has been brought in an inconvenient forum.

20.     AMENDMENT & RESTATEMENT. This Agreement amends, restates, and replaces in its entirety the Securities Account Control Agreement dated February 3, 2015, among the same Parties. All amounts outstanding under or secured by such prior Control Agreement shall be deemed automatically outstanding under and secured by this Agreement.

21.     WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, DEBTOR, SECURED PARTY AND INTERMEDIARY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT THEY OR ANY OF THEM MAY HAVE TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THEM OR ANY OF THEM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.

To the extent applicable under any state law, each Party hereto executed this Agreement as of the date stated at the top of the first page, intending to create an instrument executed under seal.

DEBTOR:

Cornelis F. Wit Revocable Living Trust

By: /s/ Cornelis F. Wit

Print Name of Trustee: Cornelis F. Wit

Not individually but as trustee under trust agreement dated April 24, 2012, and known as the Cornelis F. Wit Revocable Living Trust

INTERMEDIARY:

THE NORTHERN TRUST COMPANY

By:

Print Name:

Title:

SECURED PARTY:

THE NORTHERN TRUST COMPANY

By: /s/ Gregory S. Werra

Print Name: Gregory J. Werra

Title:     Vice President

EXHIBIT A

SAMPLE OF NOTICE OF EXCLUSIVE CONTROL

Date:     April 7, 2017

To:     The Northern Trust Company ("Intermediary")

50 South LaSalle Street

Chicago, IL 60603

Re:     Account number XX-XXXXX, XX-XXXXX owned by Cornelis F. Wit Revocable Living Trust, ("Debtor") and pledged to The Northern Trust Company ("Secured Party")

Dear Sir/Ms.:

This is to notify intermediary that the above-referenced pledged securities account and all assets therein ("Account") are now under the exclusive control of Secured Party. Intermediary is hereby instructed to stop: (A) complying with any exercise by Debtor of voting or other rights with respect to the Account; (B) complying with trading instructions from Debtor with respect to the Account; and (C) distributing to Debtor interest and regular cash dividends on assets in the Account. Secured Party warrants to intermediary that this Notice of Exclusive Control is authorized.

Very truly yours,

The Northern Trust Company, as Secured Party

By:

Print Name: Gregory J. Werra

Its: Vice President

cc: Cornelis F. Wit Revocable Living Trust